Exhibit n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 2, 2020 with respect to the consolidated financial statements and financial highlights and internal control over financial reporting of Stellus Capital Investment Corporation for the year ended December 31, 2019, which are incorporated by reference in this Prospectus and Registration Statement and our report dated January 11, 2021 with respect to the Senior Securities table contained in this Prospectus and Registration Statement. We consent to the use of the aforementioned reports in the Prospectus and Registration Statement, and to the use of our name as it appears under the captions “Selected Financial Data,” “Senior Securities,” and “Independent Registered Public Accounting Firm.”

/s/ GRANT THORNTON LLP

Dallas, Texas

January 11, 2021